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                                                                    EXHIBIT 99.1



PRESS RELEASE


 SPORTS RESORTS INTERNATIONAL, INC. NAMES CRAIG B. PARR, CHIEF EXECUTIVE OFFICER
                            AND CHAIRMAN OF THE BOARD

Contact:  Gregory T. Strzynski
Phone:  989-725-8354

OWOSSO, Mich., March 4, 2003/PRNewswire-FirstCall/ -- Sports Resorts International, Inc. (the "Company") (Nasdaq Smallcap: SPRI) announces that Craig
B. Parr has been named Chief Executive Officer, elected to the Board of Directors and appointed Chairman of the Board of the Company. Mr. Parr will stand for election at the 2003 Annual Meeting of Shareholders to be held later this year. Additionally, Mr. Parr has been appointed President of the Company's wholly owned subsidiary, Rugged Liner, Inc. Mr. Parr has been involved in the automobile industry for nearly four decades. He was Executive VP of Operations of Durakon Industries, a Lapeer, Michigan manufacturer of truck bedliners from 1996 to 2001. Additionally, Mr. Parr was employed by General Motors for twenty-eight years where he managed various vehicle assembly and component operations.

Currently, the Company, through its subsidiaries, manufactures and sells bedliners and other truck accessories to original equipment manufacturers ("OEM") and in the aftermarket, and owns and operates a multi-purpose motor sports facility located near Brainerd, Minnesota.

Certain statements included in this press release may be "forward-looking" statements, such as those relating to anticipated events or activities. The Company's performance and financial results could differ materially from those reflected in the forward-looking statements due to financial, economic, regulatory and political factors as described in the Company's filings with the Securities and Exchange Commission. Therefore, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events.

For further information contact Investor Relations or Mr. Gregory T. Strzynski, Chief Financial Officer (Phone: 989-725-8354) or visit our web sit at www.sportsresortsinternational.com.